   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 28, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                        GROUP MAINTENANCE AMERICA CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                   TEXAS                                         76-0535259
        (STATE OR OTHER JURISDICTION                          (I.R.S. EMPLOYER
     OF INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)

                                                             RANDOLPH W. BRYANT
                                                       SENIOR VICE PRESIDENT, GENERAL
                                                           COUNSEL AND SECRETARY
        8 GREENWAY PLAZA, SUITE 1500                    8 GREENWAY PLAZA, SUITE 1500
            HOUSTON, TEXAS 77046                            HOUSTON, TEXAS 77046
               (713) 860-0100                                  (713) 860-0100
 (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE        (NAME, ADDRESS, INCLUDING ZIP CODE AND
NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S       TELEPHONE NUMBER, INCLUDING AREA CODE,
        PRINCIPAL EXECUTIVE OFFICES)                       OF AGENT FOR SERVICE)

                             ---------------------
                                   COPIES TO:
                                 GARY W. ORLOFF
                         BRACEWELL & PATTERSON, L.L.P.
                        711 LOUISIANA STREET, SUITE 2900
                           HOUSTON, TEXAS 77002-2781
                             PHONE: (713) 221-1306
                           TELECOPIER: (713) 221-2166
                             ---------------------
    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE      AMOUNT TO BE        OFFERING PRICE         AGGREGATE            AMOUNT OF
              REGISTERED                      REGISTERED           PER UNIT*         OFFERING PRICE*      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value.....        1,722,126 shares          $7.60             $13,088,158             $3,456
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the common stock as reported on the New York Stock Exchange on December 22, 1999.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 28, 1999

PROSPECTUS

                        GROUP MAINTENANCE AMERICA CORP.

                                1,722,126 SHARES

                                  COMMON STOCK

                             ---------------------

     The selling shareholders identified in this prospectus are offering to sell up to an aggregate of 1,722,126 shares of common stock of Group Maintenance America Corp. We will not receive any of the proceeds from the shareholders' sale of the shares offered by this prospectus.

     Our common stock trades on the New York Stock Exchange under the symbol
"MAK." The last reported sale price of our common stock on December   , 1999, as
reported by the New York Stock Exchange, was $     per share.

                             ---------------------

     INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                             ---------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

               The date of this prospectus is             , 1999.

                               TABLE OF CONTENTS

Group Maintenance America Corp.........     3
Risk Factors...........................     4
Use of Proceeds........................     8
Selling Shareholders...................     9
Plan of Distribution...................    10
Where You Can Find More Information....    11
Legal Matters..........................    12
Experts................................    12

                             ---------------------

     YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THE SHARES OF COMMON STOCK. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

                             ---------------------

                        CAUTIONARY STATEMENTS REGARDING
                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of the future tense or other forward-looking terms such as "may," "intend," "will," "expect," "anticipate," "objective," "projection," "forecast," "plan," "management believes," "estimate," "continue," "should," "strategy" or "position" or the negatives of those terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future operating results or the ability to generate net sales, income or cash flow are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, they are subject to risks, uncertainties and assumptions about us and we may not be able to achieve such plans or objectives. Actual results may differ from projected results due, but not limited, to unforeseen developments, including developments relating to the following:

     - our dependence on acquisitions for growth;

     - our plan to use our stock, other securities and borrowed funds as consideration in future acquisitions, and the effects on our acquisitions, and the effects on our acquisition plan of a perceived decline in the value of our stock and other securities or our inability to borrow money;

     - our ability to integrate acquired businesses;

     - our reliance on the commercial success of businesses in the industries we serve;

     - our ability to compete both with national companies and with local companies; and

     - other factors discussed under "Risk Factors" or elsewhere in this document.

     We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                        GROUP MAINTENANCE AMERICA CORP.

     We are a leading nationwide provider of mechanical and electrical services. We provide services to commercial/industrial and residential customers through our operations in 64 cities across 28 states. Since our formation in 1996, we have acquired 72 companies in 44 of the top 100 markets in the United States. To date we have grown primarily through a disciplined acquisition process. In addition to acquisition growth, we have experienced 15.1% internal revenue growth for the fiscal year ended December 31, 1998 compared to the fiscal year ended December 31, 1997 in the 24 operating companies acquired before or concurrently with the initial public offering of our common stock. These companies have been in business an average of 27 years. Our pro forma revenues were approximately $1,441 million for the fiscal year ended December 31, 1998.

     We provide our commercial/industrial customers with maintenance, repair and replacement and new installation services for products such as:

     - boilers, chillers, and central plants;

     - process piping, and control systems; and

     - data cabling.

     We provide our residential customers with maintenance, repair and replacement and new installation services for products such as:

     - central air conditioning systems and furnaces;

     - plumbing fixtures and pipes; and

     - water heaters.

     On November 2, 1999 we entered into a merger agreement pursuant to which Building One Services Corporation will be merged with and into our company. See "Where You Can Find More Information."

     Our principal executive offices are located at 8 Greenway Plaza, Suite 1500, Houston, Texas 77046. Our phone number is (713) 860-0100.

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to invest in our common stock.

WE MAY NOT BE ABLE TO FINANCE FUTURE NEEDS OR ADAPT OUR BUSINESS PLANS TO CHANGES BECAUSE OF RESTRICTIONS PLACED ON US BY OUR INDEBTEDNESS.

     The operating and financial restrictions and covenants in our credit agreement and the indentures governing our notes adversely affect, and in fact limit or prohibit, our ability to:

     - finance future operations or capital needs, including acquisitions;

     - respond to changes in our business or competitive activities;

     - make acquisitions;

     - pay dividends on or repurchase our common stock; or

     - engage in other business activities.

Any future financing arrangements may have the same effect. A breach of any of these restrictions or covenants could cause a default under the credit agreement, any of our notes and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments which could cause a decrease in the market value of our common stock.

ANY DELAY OR INABILITY TO INTEGRATE BUSINESSES WE ACQUIRE COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

     We have grown, and plan to continue to grow, by acquiring other companies in our industry. Our future success is dependent on our ability to integrate our past and future acquisitions into one enterprise with a common operating plan. We must also monitor the performance of our acquired companies. Many of these acquired companies must change their past operating systems such as accounting, employment, purchasing and marketing. We may not be successful in our efforts to integrate acquired companies or monitor their performance. If we are unable to do so, or if we experience delays or unusual expenses in doing so, it could have a material adverse effect on our business, financial condition and results of operations.

IF OUR ACQUISITION PROGRAM STRATEGY IS NOT ACHIEVED, OUR GROWTH WILL BE DIMINISHED.

     We plan to grow through acquisitions. This strategy requires that we identify acquisition targets and negotiate and complete acquisitions without disrupting our existing operations. The strategy may result in the diversion of our time from operating matters, which may cause the loss of business and personnel. There are also possible adverse effects on earnings resulting from the possible loss of acquired customer bases, amortization of goodwill created in purchase transactions and the contingent and latent risks associated with the past operations and other unanticipated problems arising in the acquired business. We compete for potential acquisitions based on a number of factors, including price, terms and conditions, size and ability to offer cash, stock or other forms of consideration. Our success is dependent upon our ability to identify, acquire, integrate and manage profitably acquired businesses. If we cannot do this, our business and growth may be harmed.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND MAKE US MORE VULNERABLE TO ADVERSE ECONOMIC CONDITIONS.

     As of November 30, 1999, assuming we had completed all acquisitions we have acquired subsequent to such date, we had outstanding $376.8 million of consolidated indebtedness, of which approximately $242.6 million would have been senior indebtedness. We will require substantial capital to finance our anticipated growth, so we expect to incur additional debt in the future. However, we will be limited in the amount we could incur by our existing and future debt agreements.

     Our high level of indebtedness could have important consequences such as:

     - limiting our ability to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other purposes;

     - limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service;

     - placing us at a competitive disadvantage compared to competitors with less debt;

     - increasing our vulnerability to adverse economic and industry conditions; and

     - increasing our vulnerability to interest rate increases because borrowings under our credit agreement are at variable interest rates.

     Each of these factors is to a large extent dependent on economic, financial, competitive and other factors beyond our control. If we cannot generate sufficient cash from operations to make scheduled payments on our notes or to meet our other obligations, we will need to refinance, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding sufficient to satisfy our debt service requirements.

DOWNTURNS IN THE CONSTRUCTION INDUSTRY COULD CAUSE OUR REVENUES FROM INSTALLING EQUIPMENT TO DECREASE.

     A substantial portion of our business involves installation of mechanical and electrical systems in newly constructed residences and commercial/industrial facilities. Our revenues from new installation services in the residential market are dependent upon the level of housing starts in the areas in which we operate. The housing industry is cyclical, and our revenues from new residential installation may be affected by the factors that affect the housing industry. These factors include changes in employment and income levels, the availability and cost of financing for new home buyers and general economic conditions. The level of new commercial/industrial installation services is also affected by changes in economic conditions and interest rates. General downturns in housing starts or new commercial/industrial construction in the areas in which we operate could have a material adverse effect on our business, including its financial condition and results of operations.

A SKILLED LABOR FORCE IS IMPORTANT TO OUR PLANNED INTERNAL GROWTH.

     Our ability to provide high-quality mechanical and electrical services on a timely basis requires an adequate supply of skilled technicians. Many companies in our industry are currently experiencing shortages of qualified technicians. We cannot assure you that we will be able to maintain an adequate skilled labor force or that our labor expenses will not increase. A shortage of skilled labor would require us to curtail our planned internal growth or may require us to use less-skilled labor which could adversely affect our ability to perform work.

OUR PROFITABILITY WILL BE AFFECTED BY PROLONGED BAD WEATHER OR SEASONAL VARIATIONS.

     Our business tends to be affected adversely by moderate weather patterns. Comparatively warm winters and cool summers reduce the demand for our maintenance, repair and replacement services. Additionally, our new installation business is affected adversely by extremely cold weather and large amounts of rain. As a result, we expect our revenues and operating results to be lower in our first and, to a lesser degree, fourth calendar quarters. Prolonged weather conditions or seasonal variations may cause unpredictable fluctuations in operating results.

WE FACE COMPETITION FROM OWNER-OPERATED COMPANIES AND LARGE PUBLIC COMPANIES AND UTILITIES FOR THE SERVICES WE PROVIDE AND FOR THE BUSINESSES WE MAY WANT TO ACQUIRE.

     The mechanical and electrical service industries are very competitive with few barriers to entry. These industries are served by small, owner-operated private companies and by larger companies operating nationwide, including unregulated affiliates of electric and gas public utilities and heating, ventilating and air conditioning equipment manufacturers. Some of the smaller competitors have lower overhead cost structures and may be able to provide their services at lower rates than we can. Some of the larger competitors have greater financial resources, name recognition or other competitive advantages and may be willing to pay higher prices than we are willing to pay for the same opportunities. Consequently, we may encounter significant competition in our efforts to achieve our growth objectives.

OUR BUSINESS MAY SUFFER IF WE DO NOT RETAIN OUR MANAGEMENT AND THE MANAGEMENT OF THE BUSINESSES WE ACQUIRE.

     We depend on our executive officers and senior management and on the senior management of significant businesses we acquire. Our business could be adversely affected if these persons do not continue in their roles and we are unable to attract and retain qualified replacements. We do not maintain key-man insurance on our executive officers and senior management.

IF WE CANNOT USE OUR COMMON STOCK OR RAISE CAPITAL FOR CONSIDERATION IN ACQUISITIONS, WE MAY NOT BE ABLE TO GROW OUR BUSINESS BY ACQUISITIONS.

     We have financed capital expenditures and acquisitions primarily through the issuance of equity securities, secured bank borrowings and internally generated cash flow. We currently intend to finance future acquisitions by using shares of our common stock for a significant portion of the consideration to be paid. If our common stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept our common stock as part of the consideration for the sale of their businesses, we may be required to utilize more of our cash resources, if available, in order to continue our acquisition program. We cannot assure you that we will be able to raise the additional capital required. If we cannot do so, our growth through acquisitions may be limited.

OUR MANAGEMENT AND LARGER SHAREHOLDERS CAN EXERT SUBSTANTIAL INFLUENCE OVER OUR BUSINESS AFFAIRS AND THEIR INTERESTS MAY NOT BE THE SAME AS OTHER SHAREHOLDERS' INTERESTS.

     Our executive officers, directors and 5% shareholders owned in the aggregate approximately 17% of our outstanding common stock as of November 30, 1999. These persons have substantial influence over the outcome of any matters submitted to our shareholders for approval, including the election of our board of directors. These persons may have economic and business reasons to act together that make their interests different from what might be in the best interest of our other shareholders.

MOST OF THE SHARES OF OUR OUTSTANDING COMMON STOCK WILL BE FREELY-TRADEABLE ONLY IN THE FUTURE AND, WHEN THEY ARE TRADEABLE, THIS COULD CAUSE OUR STOCK PRICE TO DECREASE.

     We issued most of the shares of our outstanding common stock as part of our acquisition of other businesses. These shares are currently restricted from resale by contractual lock-up agreements between us and the shareholder and, in some cases, by federal and state securities laws. The lock-up agreements controlling these shares generally allow the holder to make sales one year after the acquisition. Should those shareholders all choose to sell their shares, the aggregate effect of many shareholders selling their shares could cause our stock price to decrease.

     As of November 30, 1999, we had 38,344,681 shares of common stock outstanding and approximately 25.5 million of these shares were freely-tradeable. The restricted shares may only be sold upon their registration under the Securities Act of 1933, pursuant to an available exemption under the securities laws or in accordance with any contractual provisions of the lock-up agreement. The contractual lock-up agreements generally have a complete prohibition on the resale of common stock for a term of one year from the date of issuance of the common stock and, during the second year from the date of issuance, resales are limited to no more than 36% of the person's holdings. The shares eligible for sale under Rule 144 must be sold in accordance with the restrictions of that rule, including restrictions on the volume of shares that may be sold and the manner in which they may be sold. After these shares have been held for a period of two years from the date of issuance, the shares will be freely-tradeable in most cases.

WE RELY ON OUR SUBSIDIARIES FOR OUR OPERATING FUNDS AND OUR SUBSIDIARIES HAVE NO OBLIGATION TO SUPPLY US WITH ANY FUNDS.

     We conduct our operations through subsidiaries and are dependent upon our subsidiaries for the funds we need to operate. We will be dependent on the transfer of funds from our subsidiaries to make the payments due under our notes and other outstanding debt securities. Each of our subsidiaries is a distinct legal entity and has no obligation, contingent or otherwise, to transfer funds to us. Our ability to operate, to pay our notes and other outstanding debt securities, and the ability of our subsidiaries to transfer funds to us, could be restricted by the terms of subsequent financings.

WE MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS IN THE PRICE OF OUR COMMON STOCK FOR A VARIETY OF REASONS, SOME OF WHICH ARE OUTSIDE OF OUR CONTROL.

     The market price of our common stock may fluctuate significantly from time to time in response to many factors, some of which are:

     - variations in our reported financial results;

     - changing conditions in the general economy;

     - changing conditions in our industry; and

     - sales of substantial amounts of our common stock or the perception that such sales could occur.

     Stock markets generally experience price and volume volatility from time to time and this may affect the price of our common stock for reasons unrelated to our business performance.

PROVISIONS IN OUR CHARTER DOCUMENTS AND STATE LAW MAY MAKE IT HARDER FOR OTHER SHAREHOLDERS TO OBTAIN CONTROL OF US EVEN THOUGH SOME MIGHT CONSIDER SUCH DEVELOPMENT MORE FAVORABLE TO CERTAIN INVESTORS.

     Provisions in our Articles of Incorporation and Bylaws and the Texas Business Corporation Act may delay, inhibit or prevent someone from gaining control of us through a tender offer, business combination, proxy contest or some other way. These provisions include:

     - authorization in our Articles of Incorporation for our board of directors to issue preferred stock that have preferences, powers and rights as our board of directors may determine;

     - classification of our board of directors;

     - a Texas Business Corporation Act restriction on the ability of shareholders to take action by written consent; and

     - a Texas Business Corporation Act restriction on business combinations with some types of interested shareholders.

IF OUR COMPUTER SYSTEMS OR THE SYSTEMS OF THOSE WITH WHOM WE DO BUSINESS ARE NOT YEAR 2000 COMPLIANT, OUR ABILITY TO MANAGE OUR BUSINESS AND OUR FINANCIAL RESULTS COULD BE HARMED.

     Many computer systems, including some of those we use, identify dates using only the last two digits of the year. These systems are unable to distinguish between dates in the year 2000 and dates in the year 1900. That inability, referred to as the year 2000 issue, if not addressed, could cause these systems to fail or provide incorrect information after December 31, 1999 or when using dates after December 31,

1999. This in turn could have a material adverse effect on our ability to manage our business. We conducted an assessment of the magnitude of our year 2000 issue as it relates to computer systems and determined that we were required to upgrade or replace significant portions of our software so that our computer systems would be able to function properly beyond December 31, 1999. However, we cannot assure you that such systems upgrades and replacements will be completed on time, which could adversely affect our business, financial condition, results of operations or prospects. Our year 2000 issue relates not only to our own systems but also to those of our customers and suppliers. We are communicating with our suppliers, customers and others with whom we do business to determine the extent of our vulnerability to the failure of third parties to remediate their own year 2000 issues. Because of the complexity of the year 2000 issue, it is possible that the efforts of suppliers, customers and others with whom we do business may not be satisfactorily completed in a timely fashion. The failure of suppliers, customers or other entities to address the year 2000 issue could adversely affect our business, financial condition, results of operations or prospects.

                                USE OF PROCEEDS

     Since the shares of common stock covered by this prospectus are being sold by the selling shareholders and not us, we will not receive any proceeds from the sale of common stock under this prospectus.

                              SELLING SHAREHOLDERS

     The table below sets forth information relating to the ownership of our common stock by the selling shareholders immediately prior to this offering and after selling the shares of common stock in the offering. A group of shareholders holding an aggregate of less than 1% of our common stock is offering the aggregate number of shares set forth below opposite "Remainder of Group" under the "Name of Selling Shareholder" column.

                                         BENEFICIAL OWNERSHIP                      BENEFICIAL OWNERSHIP
                                           BEFORE OFFERING                            AFTER OFFERING
                                         --------------------   NUMBER OF SHARES   ---------------------
                NAME OF                                            OF COMMON
          SELLING SHAREHOLDER            SHARES    PERCENTAGE    STOCK OFFERED     SHARES    PERCENTAGE
---------------------------------------  -------   ----------   ----------------   -------   -----------
Russell L. Bates                         143,937(1)      *          143,937(1)        --          *
James T. Broyles                         141,057        *           141,057           --          *
James C. Haltom                          144,477(2)      *          144,477(2)        --          *
John Hines                                82,555(3)      *           82,555(3)        --          *
The Hopkins Family Revocable Trust,       70,534        *            70,534           --          *
Dillard E. Hopkins, Jr. and Deborah
Lynn Hopkins, Co-Trustee U.T.D., June
18, 1998
Theodore J. Keenan                        90,242        *            90,242           --          *
Robert Munson                            555,437(4)    1.4%         555,437(4)        --          *
Jack Vick                                144,477(5)      *          144,477(5)        --          *
Remainder of Group                       349,410        *           349,410           --          *

---------------

 * Less than one percent

(1) The 1998 Russell L. Bates, III Grantor Retained Annuity Trust dated June 15, 1998 holds 43,883 of these shares.

(2) The 1998 James C. Haltom Grantor Retained Annuity Trust dated June 16, 1998 holds 45,818 of these shares.

(3) The 1998 John D. Hines Grantor Retained Annuity Trust dated June 30, 1998 holds 42,758 of these shares.

(4) The 1998 Robert Munson, III Grantor Retained Annuity Trust dated June 15, 1998 holds 129,399 of these shares.

(5) The 1998 Jack Vick Grantor Retained Annuity Trust dated June 30, 1998 holds 41,587 of these shares.

     Each selling shareholder, at the time he or she acquired the shares to be sold, agreed with us not to sell any shares during the 12-month period beginning on the date of acquisition and to limit sales during each month in the next 12-month period to 3% of the shares acquired. Following the second anniversary date of the acquisition of shares, there is no restriction on the number of shares that may be sold.

                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling shareholders. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear their respective brokerage commissions and similar selling expenses, if any, attributable to the sale of their shares. All or part of the shares may be offered by the selling shareholders from time to time in transactions on the New York Stock Exchange, in privately negotiated transactions, through the writing of options on the shares or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The methods by which the shares may be sold or distributed may include, but not be limited to, the following:

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

     - an exchange distribution in accordance with the rules of such exchange;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - privately negotiated transactions;

     - a cross or block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resale a portion of the block as principal to facilitate the transaction;

     - short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, in connection with which the Selling Shareholder may sell and deliver the shares;

     - short sales or borrowings, returns and reborrowings of the shares pursuant to stock loan agreements to settle short sales;

     - delivery in connection with the issuance of securities by issuers, other than us, that are exchangeable for (whether optional or mandatory), or payable in, such shares (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such shares may be distributed; and

     - a combination of such methods of sale or distribution.

The selling shareholders may also sell such shares in accordance with Rule 144 under the Securities Act.

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders or from the purchasers in amounts to be negotiated immediately prior to the sale.

     This prospectus may also be used by donees of the selling shareholders or other persons acquiring shares, including brokers who borrow the shares to settle short sales of shares of common stock, and who wish to offer and sell such shares under circumstances requiring or making desirable its use. From time to time selling shareholders may pledge their shares pursuant to the margin provisions of their respective customer agreements with respective brokers or otherwise. Upon a default by a selling shareholder, the broker or pledgee may offer and sell the pledged shares from time to time.

     The selling shareholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and any profit on the resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have advised the selling shareholders that because they may be deemed to be underwriters, the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Our current SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms located at:

     - 450 Fifth Street, N.W.
       Washington, D.C. 20549

     - Seven World Trade Center
       New York, New York 10048; and

     - Northwest Atrium Center
       500 West Madison Street
       Chicago, Illinois 60661

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

     Because our common stock is listed on the New York Stock Exchange, our reports, proxy statements and other information can be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering:

     - Our Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Form 10-K/A;

     - Our Quarterly Reports on Forms 10-Q for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999;

     - Our Current Reports on Form 8-K filed November 24, 1999, November 5, 1999, June 14, 1999, May 10, 1999, April 16, 1999, January 19, 1999,
       January 5, 1999, November 25, 1998, November 4, 1998, October 28, 1998, September 15, 1998, June 26, 1998 and May 22, 1998 and on Form 8-K/A dated January 19, 1999, December 22, 1998 (two reports were filed on this date and both reports are incorporated by reference), September 21, 1998 and July 20, 1998 (two reports were filed on this date and both reports are incorporated by reference); and

     - Our Registration Statement on Form 8-A filed with the SEC on November 4, 1997.

     You may request a copy of these filings (in most cases, without exhibits) at no cost, by writing or telephoning us at our principal executive offices located at the following address:

        Investor Relations
        Group Maintenance America Corp.
        8 Greenway Plaza, Suite 1500
        Houston, Texas 77046
        (713) 860-1000

                                 LEGAL MATTERS

     The validity of the shares of common stock offered under this prospectus has been passed upon for us by Bracewell & Patterson, L.L.P., Houston, Texas.

                                    EXPERTS

     The historical financial statements incorporated by reference in this registration statement have been audited by various independent accountants. The companies and periods covered by these audits are indicated in the individual accountants' independent auditors' reports. Such financial statements have been so included in reliance on the reports of the various independent accountants given on the authority of such firms as experts in auditing and accounting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be incurred by Group Maintenance America Corp. in connection with the issuance and distribution of the common stock being registered. All amounts except the registration fee are estimated.

Registration Fee............................................  $ 3,456
Legal Fees and Expenses.....................................  $15,000
Accounting Fees.............................................  $10,000
Printing Fees...............................................  $ 4,000
Miscellaneous...............................................  $ 2,544
                                                              -------
                                                              $35,000
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 2.02A of the Texas Business Corporation Act (the "TBCA") provides, in relevant part, as follows:

     Subject to the provisions of Sections B and C of this Article, each corporation shall have power:

          (16) to indemnify directors, officers, employees, and agents of the corporation and to purchase and maintain liability insurance for those persons.

     Article IX of the Articles of Incorporation of Group Maintenance America Corp., therein referred to as the "Corporation", provides as follows:

          1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that would lead to such action, suit or proceeding (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the TBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all judgments, fines, penalties (including excise tax and similar taxes), settlements, and reasonable expenses actually incurred by such indemnitee in connection therewith. The right to indemnification conferred in this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the TBCA requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

          2. Insurance. The Corporation may purchase and maintain insurance, at its expense, on behalf of any indemnitee against any liability asserted against him and incurred by him in such a capacity or arising out of his status as a representative of the Corporation, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBCA.

          3. Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or as otherwise permitted under the TBCA with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

     Group Maintenance America Corp. has entered into employment agreements with its executive officers pursuant to which Group Maintenance America Corp. generally is obligated to indemnify such officers to the full extent permitted by the TBCA as described above.

     Group Maintenance America Corp. has purchased liability insurance policies covering the directors and officers of Group Maintenance America Corp., including, to provide protection where Group Maintenance America Corp. cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                               DESCRIPTION OF EXHIBIT
-------                              ----------------------
4.1(1)            Form of Certificate representing the common stock, par value
                  $0.001 per share, of Group Maintenance America Corp.
 4.2(2)           Articles of Incorporation of Group Maintenance America
                  Corp., as amended.
 4.3(3)           Bylaws of Group Maintenance America Corp., as amended.
 4.4(4)           Form of Lock-up Agreement dated as of January 5, 1999
                  between Group Maintenance America Corp. and certain
                  shareholders of Group Maintenance America Corp.
 5(5)             Opinion of Bracewell & Patterson, L.L.P. as to the legality of the common stock being offered.
23.1(5)           Consent of Bracewell & Patterson, L.L.P. (included in its
                  opinion filed as Exhibit 5 hereto).
23.2(5)           Consent of KPMG LLP.
23.3(5)           Consent of PricewaterhouseCoopers LLP.
23.4(5)           Consent of Frazier & Deeter, LLC.
23.5(5)           Consent of Schenck & Associates SC.
24(5)             Powers of Attorney
27(6)             Financial Data Schedule.

---------------

(1) Incorporated by reference from Exhibit 4.1 to Group Maintenance America Corp.'s Form S-1 (Registration No. 333-34067).

(2) Incorporated by reference from Exhibit 3.1 to Group Maintenance America Corp.'s Amendment No. 3 to Form S-1 (Registration No. 333-34067).

(3) Incorporated by reference from Exhibit 3.2 to Group Maintenance America Corp.'s Amendment No. 3 to Form S-1 (Registration No. 333-34067).

(4) Incorporated by reference from Exhibit 10.1 to Group Maintenance America Corp.'s Amendment No. 1 to Form S-4 (Registration No. 333-69533).

(5) Filed herewith.

(6) Incorporated by reference from Exhibit 27 to Group Maintenance America Corp.'s Form 10-K for the year ended December 31, 1998, as amended by Form 10-K/A.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Group Maintenance America Corp. has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 27, 1999.

                                            GROUP MAINTENANCE AMERICA CORP.

                                            By:/s/ J. PATRICK MILLINOR, JR.
                                              ----------------------------------
                                                   J. Patrick Millinor, Jr.
                                                   Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE INDICATED CAPACITIES ON DECEMBER 27, 1999.

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                  JAMES P. NORRIS*                     Chairman of the Board; Director
-----------------------------------------------------
                   James P. Norris

            /s/ J. PATRICK MILLINOR, JR.               Director and Chief Executive Officer
-----------------------------------------------------    (principal executive officer)
              J. Patrick Millinor, Jr.

                /s/ DARREN B. MILLER                   Executive Vice President -- Chief Financial
-----------------------------------------------------    Officer (principal financial officer)
                  Darren B. Miller

                 /s/ DANIEL W. KIPP                    Senior Vice President and Corporate Controller
-----------------------------------------------------    (principal accounting officer)
                   Daniel W. Kipp

                   DONALD L. LUKE*                     Director, President and Chief Operating
-----------------------------------------------------    Officer
                   Donald L. Luke

                 DAVID L. HENNINGER*                   Director
-----------------------------------------------------
                 David L. Henninger

                CHESTER J. JACHIMIEC*                  Director
-----------------------------------------------------
                Chester J. Jachimiec

                  LUCIAN MORRISON*                     Director
-----------------------------------------------------
                   Lucian Morrison

                 ROBERT MUNSON III*                    Director
-----------------------------------------------------
                  Robert Munson III

                  FREDRIC SIGMUND*                     Director
-----------------------------------------------------
                   Fredric Sigmund

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                  JOHN M. SULLIVAN*                    Director
-----------------------------------------------------
                  John M. Sullivan

                  JAMES D. WEAVER*                     Director
-----------------------------------------------------
                   James D. Weaver

                  WILLIAM M. WITZ*                     Director
-----------------------------------------------------
                   William M. Witz

(CONSTITUTING A MAJORITY OF THE BOARD OF DIRECTORS)

             *By: /s/ RANDOLPH W. BRYANT
  ------------------------------------------------
                 Randolph W. Bryant
      (Attorney-in-fact for persons indicated)

                               INDEX TO EXHIBITS

 4.1(1)           Form of Certificate representing the common stock, par value
                  $0.001 per share, of Group Maintenance America Corp.
 4.2(2)           Articles of Incorporation of Group Maintenance America
                  Corp., as amended.
 4.3(3)           Bylaws of Group Maintenance America Corp., as amended.
 4.4(4)           Form of Lock-up Agreement dated as of January 5, 1999
                  between Group Maintenance America Corp. and certain
                  shareholders of Group Maintenance America Corp.
 5(5)             Opinion of Bracewell & Patterson, L.L.P. as to the legality of the common stock being offered.
23.1(5)           Consent of Bracewell & Patterson, L.L.P. (included in its
                  opinion filed as Exhibit 5 hereto).
23.2(5)           Consent of KPMG LLP.
23.3(5)           Consent of PricewaterhouseCoopers LLP.
23.4(5)           Consent of Frazier & Deeter, LLC.
23.5(5)           Consent of Schenck & Associates SC.
24(5)             Powers of Attorney
27(6)             Financial Data Schedule.

---------------

(1) Incorporated by reference from Exhibit 4.1 to Group Maintenance America Corp.'s Form S-1 (Registration No. 333-34067).

(2) Incorporated by reference from Exhibit 3.1 to Group Maintenance America Corp.'s Amendment No. 3 to Form S-1 (Registration No. 333-34067).

(3) Incorporated by reference from Exhibit 3.2 to Group Maintenance America Corp.'s Amendment No. 3 to Form S-1 (Registration No. 333-34067).

(4) Incorporated by reference from Exhibit 10.1 to Group Maintenance America Corp.'s Amendment No. 1 to Form S-4 (Registration No. 333-69533).

(5) Filed herewith.

(6) Incorporated by reference from Exhibit 27 to Group Maintenance America Corp.'s Form 10-K for the year ended December 31, 1998, as amended by Form 10-K/A.